Exhibit 99.1

Consent to be Named as a Director Nominee

In connection with the filing by Orange Street Acquisition Corporation of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Orange Street Acquisition Corporation in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 28, 2026	/s/ Aleksandar Georgiev Keratsinov
Aleksandar Georgiev Keratsinov